                                   EXHIBIT 5.1

July 27, 1995

Compression Labs, Incorporated
2860 Junction Avenue
San Jose, CA  95134

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Compression Labs, Incorporated (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to 700,000 shares of the Company's Common Stock, $.001 par value, (the "Shares") pursuant to its 1980 Stock Option Plan, 1984 Employee Stock Purchase Plan, and the 1984 Supplemental Stock Option Plan (the "Plans").

In connection with this opinion, we have examined the Registration Statement and related Prospectus, your Certificate of Incorporation and Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related Prospectus, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD CASTRO
  HUDDLESON & TATUM

By:   /s/ PETER F. STONE
    ---------------------------
      Peter F. Stone